Exhibit 99.1

ViaSat Announces Record Fourth Quarter and Fiscal Year 2016 Results

●	Achieved record revenues for both the fourth quarter and fiscal year 2016 at $372.0 million and $1.4 billion, respectively, fueled by ViaSat’s Satellite Services and Government Systems segments
●	Secured record awards of $1.5 billion for fiscal year 2016, generating a positive book-to-bill ratio for both the fourth quarter and fiscal year, driven by ViaSat’s Government Systems segment
●

Adjusted EBITDA for both the fourth quarter and fiscal year 2016 reflected strong year-over-year gains in ViaSat’s Satellite Services and Government Systems segments, offset by rising investments in new global broadband opportunities

CARLSBAD, Calif., – May 24, 2016 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal fourth quarter ended March 31, 2016.

“Fiscal 2016 was a milestone year for ViaSat both financially and strategically. Our results highlight three important themes around current performance momentum, the potential of our next-generation satellite technology and a favorable business outlook,” said Mark Dankberg, ViaSat chairman and CEO. “First, we had very strong performance in the Satellite Services and Government Systems segments, areas we anticipate will continue to propel our growth. Solid revenue and margin growth in both of these segments led to a combined 22% Adjusted EBITDA increase for the fourth quarter of fiscal year 2016 compared to the fourth quarter of fiscal year 2015 for those two segments. Fiscal year 2016 Adjusted EBITDA grew 35% for those segments compared to the Adjusted EBITDA in fiscal year 2015, excluding the second quarter 2015 settlement impact. The second theme is that technical progress has enabled us to start construction of the first two ViaSat-3 class satellites. Since we are building – versus buying – the payloads, the start of the construction program involves significant new research and development (R&D) expenses that began impacting Adjusted EBITDA performance in our commercial segment this fiscal year; ViaSat-3 class satellite construction expenses are expected to grow in future quarters. The third theme is a favorable growth outlook supported by record new orders for fiscal 2016 combined with the disruptive satellite technology we are bringing to market. Our ViaSat-2 satellite launch window begins in less than seven months. ViaSat-2 is expected to more than double the capacity of the record-breaking ViaSat-1 satellite, with even greater gains expected from the first ViaSat-3 class satellites.”

Financial Results

(In millions, except per share data)	Q4 FY16	Q4 FY15	Year-Over- Year Change	FY16	FY15	Year-Over- Year Change
Revenues[1]	$ 372.0	$ 364.8	2.0%	$ 1,417.4	$ 1,382.5	2.5%
Adjusted EBITDA[1]	$ 80.7	$ 89.1	(9.5)%	$ 330.7	$ 344.8	(4.1)%
Net income[1,2]	$ 4.5	$ 7.5	(41.1)%	$ 21.7	$ 40.4	(46.1)%
Diluted per share net income[1,2]	$ 0.09	$ 0.16	(43.8)%	$ 0.44	$ 0.84	(47.6)%
Non-GAAP net income[1,2]	$ 14.3	$ 17.3	(17.6)%	$ 61.0	$ 76.1	(19.8)%
Non-GAAP diluted per share net income[1,2]	$ 0.29	$ 0.36	(19.4)%	$ 1.23	$ 1.58	(22.2)%
Fully diluted weighted average shares	49.8	48.6	2.5%	49.4	48.3	2.4%

New contract awards[1]	$ 451.2	$ 291.3	54.9%	$ 1,483.3	$ 1,413.4	4.9%
Sales backlog[3,1]	$ 941.9	$ 915.6	2.9%	$ 941.9	$ 915.6	2.9%

Segment Results

(In millions)	Q4 FY16	Q4 FY15	Year-Over- Year Change	FY16	FY15	Year-Over- Year Change
Satellite Services
New contract awards[1]	$ 135.2	$ 121.2	11.6%	$ 511.1	$ 555.9	(8.1)%
Revenues[1]	$ 145.4	$ 130.4	11.5%	$ 559.2	$ 499.9	11.9%
Adjusted EBITDA[1]	$ 63.7	$ 52.5	21.1%	$ 243.7	$ 208.0	17.1%

Commercial Networks
New contract awards	$ 74.6	$ 41.1	81.9%	$ 228.0	$ 215.5	5.8%
Revenues	$ 62.2	$ 84.0	(26.0)%	$ 250.7	$ 347.1	(27.8)%
Adjusted EBITDA	$ (26.6)	$ 0.8	(3,345.5)%	$ (56.5)	$ 17.0	(433.1)%

Government Systems
New contract awards	$ 241.4	$ 129.0	87.0%	$ 744.2	$ 642.0	15.9%
Revenues	$ 164.4	$ 150.3	9.3%	$ 607.5	$ 535.5	13.4%
Adjusted EBITDA	$ 43.5	$ 35.6	22.2%	$ 143.6	$ 119.4	20.3%

1 During the fiscal years ended March 31, 2016 and April 3, 2015, the Company recorded $27.5 million and $53.7 million, respectively, with respect to amounts realized under a legal settlement agreement associated with certain patents and intellectual property, of which $25.3 million and $33.0 million were recognized as product revenues in the Company’s Satellite Services segment, no amounts and $18.7 million were recognized as a reduction to selling, general and administrative expenses in the Company’s Satellite Services segment, and $2.2 million and $2.0 million were recognized as interest income in the condensed consolidated financial statements, respectively. Further information on the settlement is contained in ViaSat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

2 Attributable to ViaSat, Inc. common stockholders.

3 Amounts include certain backlog adjustments due to contract changes and amendments.

Companion 8-K Announcement from May 24, 2016

In addition to its fourth quarter and fiscal year 2016 results announcement, ViaSat today announced:

●

The amendment of its revolving credit facility, including an increase in the size of the facility from $500.0 million to $800.0 million, extension of the facility’s maturity for approximately five years, and changes to the covenants in the facility to provide greater flexibility, including for global expansion.

Satellite Services

In the fiscal fourth quarter of 2016, ViaSat’s Satellite Services segment achieved record high revenues for the third consecutive quarter, up 12% year-over-year, with continued growth in its residential broadband and in-flight connectivity businesses. Adjusted EBITDA performance for the fiscal fourth quarter also grew, up 21% over last year’s period, driving the segment’s Adjusted EBITDA margin up to 44%. Highlights for the quarter include:

●	Consumer subscribers reached 697,000 at the end of the fiscal fourth quarter, up 2% year-over-year.
●

Average revenue per user (ARPU) in the residential business grew by 7% year-over-year to $58.46, a new record, as higher value plans expanded alongside growth from value-added services such as VoIP and Boost 25, the Company’s new 25 Mbps broadband internet service.

●

ViaSat’s in-flight internet services grew steadily to 476 commercial aircraft in service at the end of fiscal year 2016. Revenue per plane also increased as ViaSat’s leading Ka-band service continued to drive passenger engagement.

●

ViaSat announced that Qantas Airways, Australia’s largest domestic and international airline, has become the first Asia Pacific airline to select ViaSat’s in-flight internet service, and the first airline in the region to choose its hybrid Ku-/Ka-band antenna for connecting to the ViaSat global satellite network.

●

Subsequent to the fiscal fourth quarter end, ViaSat announced it signed a multi-year agreement with Dassault Aviation to deliver a bundled global Ku-band broadband services offering, inclusive of in-cabin network equipment and in-flight connectivity service for Dassault Aviation Falcon aircraft.

The Satellite Services segment achieved record high fiscal year revenues of $559.2 million, up 12%, and record high fiscal year Adjusted EBITDA of $243.7 million, up 17%, compared to the same period last year. Excluding the $39.7 million benefit from the fiscal year 2015 second quarter portion of the Loral settlement, Satellite Services segment revenues grew 17% and Adjusted EBITDA grew 45% compared to fiscal year 2015.

Commercial Networks

ViaSat’s Commercial Networks segment reported lower revenues and Adjusted EBITDA for the fiscal fourth quarter and fiscal year 2016 compared to the same periods last fiscal year. Revenue decreases for the fiscal fourth quarter and fiscal year resulted from a wind down of the initial infrastructure portion of the nbn™ project, and certain larger antenna systems and mobile broadband satellite communications systems programs nearing completion. These declines were partially offset by revenue increases from initial broadband terminal orders under the nbn project, as well as a fiscal year increase in revenues associated with an existing next-generation Ka-band system contract in Canada. Adjusted EBITDA results were primarily impacted by higher R&D activities as the Company increased its investment in its next-generation ViaSat-3 broadband communications platform as well as increased R&D expenses for commercial aeronautical broadband programs in support of, and in anticipation of, installations and Supplemental Type Certificate (STC) approval on several new aircraft types. Highlights for the quarter include:

●

Strong progress was made on the ViaSat-2 satellite program, with the satellite launch window beginning in less than seven months with launch partner Arianespace. ViaSat-2 is expected at launch to be the highest capacity satellite in the world, with double the effective bandwidth economics of ViaSat-1 plus seven times more geographic coverage.

●

The Company began ramping investments in the build of its groundbreaking ViaSat-3 broadband communications platform. In the fourth quarter of fiscal year 2016, construction commenced on two ViaSat-3 class spacecraft, the Company’s third-generation high-capacity Ka-band satellite design. The ViaSat-3 class satellites are expected to substantially improve satellite capacity, speed and coverage area.

●

Subsequent to the fiscal fourth quarter end, ViaSat received STC approval from the FAA for its Ka-band satellite antenna and hybrid Ku-/Ka-band radome on Airbus A320 aircraft. This certification, coupled with ViaSat’s in-cabin distribution STC, enables airlines to deploy ViaSat’s complete end-to-end global in-flight connectivity system, giving passengers access to the industry’s fastest, highest capacity in-flight internet service.

Government Systems

In the fourth quarter of fiscal year 2016, ViaSat’s Government Systems segment revenues and Adjusted EBITDA reached record highs for the second consecutive quarter. Revenue increased to $164.4 million, or 9% growth year-over-year, while Adjusted EBITDA grew 22% to $43.5 million compared to the prior fiscal year period. Revenue growth reflected an increase in government satellite communications systems products and tactical data link products sales, partially offset by lower information assurance products revenues. Adjusted EBITDA reflected the Company’s expanded product and service revenue base as government mobile broadband platforms continued to grow, with approximately 400 government aircraft in service, as well as a decrease in Government Systems segment R&D spending. Highlights for the quarter include:

●

Record $241.4 million in segment awards received during the fiscal fourth quarter, reflecting a 1.5 to 1 book-to-bill ratio, and yielding record segment backlog of $485.6 million, a 27% increase over the same period last year.

●

In May 2016, subsequent to the fiscal fourth quarter end, ViaSat announced its Battlefield Awareness and Targeting System – Dismounted (BATS-D) handheld Link 16 radio, a new digital device that will enable U.S. forces to engage enemy forces 20 times faster than current radios. Development of the ViaSat BATS-D radio is expected to be completed this calendar year, and production is also scheduled to begin by the end of the calendar year.

ViaSat’s Government Systems segment revenues grew 13% to a record high of $607.5 million and Adjusted EBITDA grew 20% to a record high of $143.6 million, compared to fiscal year 2015. Segment awards for the fiscal year reached a record $744.2 million.

Conference Call

ViaSat will host a conference call to discuss the fourth quarter and fiscal year 2016 results. Details follow:

DATE/TIME:	Tuesday, May 24, 2016 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Tuesday, May 24 until 11:59 p.m. Eastern Time on Wednesday, May 25 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 15111104.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2017 and beyond; satellite construction and launch activities; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; and the roll-out and uptake of products and services by, and services offered by, our airline partners and commercial networks customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to consummate our proposed strategic partnership arrangement with Eutelsat and to realize the anticipated benefits thereof; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2016 ViaSat, Inc. All rights reserved. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. ViaSat is a registered trademark of ViaSat, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2016	April 3, 2015	March 31, 2016	April 3, 2015
Revenues:
Product revenues	$176,523	$191,722	$664,821	$728,074
Service revenues	195,441	173,031	752,610	654,461

Total revenues	371,964	364,753	1,417,431	1,382,535

Operating expenses:
Cost of product revenues	133,414	136,726	489,246	519,483
Cost of service revenues	129,125	113,848	495,099	444,431
Selling, general and administrative	77,536	76,379	298,345	270,841
Independent research and development	21,615	13,493	77,184	46,670
Amortization of acquired intangible assets	2,780	4,628	16,438	17,966

Income from operations	7,494	19,679	41,119	83,144
Interest expense, net	(5,990)	(6,049)	(23,522)	(29,426)

Income before income taxes	1,504	13,630	17,597	53,718
(Benefit from) provision for income taxes	(2,883)	6,194	(4,173)	13,827

Net income	4,387	7,436	21,770	39,891
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(63)	(113)	29	(472)

Net income attributable to ViaSat Inc.	$4,450	$7,549	$21,741	$40,363

Diluted net income per share attributable to ViaSat Inc. common stockholders	$0.09	$0.16	$0.44	$0.84

Diluted common equivalent shares	49,782	48,553	49,445	48,285
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
	Three months ended		Twelve months ended
	March 31, 2016	April 3, 2015	March 31, 2016	April 3, 2015
GAAP net income attributable to ViaSat Inc.	$4,450	$7,549	$21,741	$40,363
Amortization of acquired intangible assets	2,780	4,628	16,438	17,966
Stock-based compensation expense	13,194	11,281	47,510	39,353
Acquisition related expenses	—	—	—	444
Income tax effect	(6,143)	(6,122)	(24,664)	(22,075)

Non-GAAP net income attributable to ViaSat Inc.	$14,281	$17,336	$61,025	$76,051

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.29	$0.36	$1.23	$1.58

Diluted common equivalent shares	49,782	48,553	49,445	48,285
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
	Three months ended		Twelve months ended
	March 31, 2016	April 3, 2015	March 31, 2016	April 3, 2015
GAAP net income attributable to ViaSat Inc.	$4,450	$7,549	$21,741	$40,363
(Benefit from) provision for income taxes	(2,883)	6,194	(4,173)	13,827
Interest expense, net	5,990	6,049	23,522	29,426
Depreciation and amortization	59,914	58,021	242,076	221,433
Stock-based compensation expense	13,194	11,281	47,510	39,353
Acquisition related expenses	—	—	—	444

Adjusted EBITDA	$80,665	$89,094	$330,676	$344,846

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 31, 2016				Three months ended April 3, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$21,981	$(40,411)	$28,704	$10,274	$14,556	$(12,815)	$22,566	$24,307
Depreciation *	35,025	4,928	8,692	48,645	33,137	5,908	7,942	46,987
Stock-based compensation expense	3,193	5,252	4,749	13,194	2,403	4,296	4,582	11,281
Other amortization	3,451	3,650	1,388	8,489	2,446	3,430	530	6,406
Acquisition related expenses	—	—	—	—	—	—	—	—

Adjusted EBITDA before other	$63,650	$(26,581)	$43,533	80,602	$52,542	$819	$35,620	88,981

Other				63				113

Adjusted EBITDA				$80,665				$89,094

	Twelve months ended March 31, 2016				Twelve months ended April 3, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$81,830	$(111,339)	$87,066	$57,557	$62,379	$(33,616)	$72,347	$101,110
Depreciation *	137,541	21,693	33,852	193,086	128,361	23,025	28,156	179,542
Stock-based compensation expense	10,798	19,029	17,683	47,510	8,633	14,909	15,811	39,353
Other amortization	13,499	14,068	4,985	32,552	8,647	12,660	2,618	23,925
Acquisition related expenses	—	—	—	—	—	—	444	444

Adjusted EBITDA before other	$243,668	$(56,549)	$143,586	330,705	$208,020	$16,978	$119,376	344,374

Other				(29)				472

Adjusted EBITDA				$330,676				$344,846

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

Assets	As of March 31, 2016	As of April 3, 2015
Current assets:
Cash and cash equivalents	$42,088	$52,263
Accounts receivable, net	286,724	266,339
Inventories	145,161	128,367
Prepaid expenses and other current assets	49,361	44,702

Total current assets **	523,334	491,671

Property, equipment and satellites, net	1,385,107	1,180,243
Other acquired intangible assets, net	33,604	42,340
Goodwill	117,040	117,241
Other assets **	346,761	326,883

Total assets	$2,405,846	$2,158,378

Liabilities and Equity	As of March 31, 2016	As of April 3, 2015
Current liabilities:
Accounts payable	$95,645	$76,931
Accrued liabilities	184,344	191,326

Total current liabilities	279,989	268,257
Senior Notes, net	581,374	582,657
Other long-term debt	372,688	223,736
Other liabilities	37,371	39,995

Total liabilities	1,271,422	1,114,645

Total ViaSat Inc. stockholders’ equity	1,129,103	1,038,582
Noncontrolling interest in subsidiary	5,321	5,151

Total equity	1,134,424	1,043,733

Total liabilities and equity	$2,405,846	$2,158,378

**	The Company early adopted Accounting Standards Updated 2015-17 Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes retrospectively during the fiscal fourth quarter of 2016 and resultantly reclassified current deferred tax assets to non-current deferred tax assets for all periods presented.

# # #

ViaSat, Inc. Contacts:
Investor Relations	Public Relations
Heather Ferrante	Chris Fallon
760-476-2242	760-476-2322
Heather.Ferrante@viasat.com	Chris.Fallon@viasat.com